Execution Copy

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into by and between Akers Biosciences, Inc., a New Jersey corporation (the “Company”), and John J. Gormally (“Employee”) and is effective as of December 2, 2015 (“Effective Date”).

WITNESSETH

WHEREAS, the Company desires to employ Employee as Chief Executive Officer (“CEO”); and

WHEREAS, Employee desires to accept such employment upon the terms set forth in the Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company commencing on the date hereof and for the duration of this Agreement, in the position and with the duties and responsibilities set forth in Section 3.1 below, and upon the other terms and subject to the conditions hereinafter stated. The Employee shall be an “At-Will” employee having all the rights and privileges afforded to such designated employee under New Jersey laws.

2. Position, Duties, Responsibilities and Services

2.1 Position, Duties and Responsibilities. During the time of employment, Employee shall serve as the CEO and shall be responsible for the duties attendant to such offices which duties will be generally consistent with his position as an executive officer of the Company, and such other managerial duties and responsibilities with the Company, its subsidiaries or divisions as may be assigned by the Board of Directors of the Company (the “Board”). Employee shall be subject to the supervision and control of the Board, and the provisions of the By-Laws of the Company. Employee shall directly report to the Board.

2.2 Services to be provided. During the duration of this Agreement, Employee shall: (i) devote all of his working time, attention and energies to the affairs of the Company and its subsidiaries and division, (ii) use his best efforts to promote its and their best interests, (iii) faithfully and diligently perform his duties and responsibilities hereunder, and (iv) comply with and be bound by the Company’s operational policies, procedures and practices from time to time in effect during the time of employment. The Agreement shall not be construed as preventing Employee from engaging in charitable and community affairs, serving as an outside director of any other company or from investing his assets in such form or manner as will not require a material amount of his time, in each case subject to the non-competition obligations contained in Section 9 below as such obligations are interpreted by the Board and provided that such activities do not materially interfere with the performance of his duties and responsibilities enumerated within the Agreement.

3. Compensation

3.1 Base Salary. Employee shall be paid a base salary (the “Base Salary”) at an annual rate of two hundred and fifty thousand dollars ($250,000), payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. The Base Salary shall be reviewed by the Board on or before each anniversary of the Effective Date during the duration of this Agreement, with such reviews to commence on or before November 16, 2016, and shall be subject to increase/decrease in the sole discretion of the Board taking into account merit, corporate and individual performance and general business conditions, including changes in the cost of living index. Such increase, if any, shall be effective on each anniversary of the Effective Date. Notwithstanding the foregoing, the Board shall reserve the right, at its sole discretion, to change the Employee’s salary based on general business conditions and financial health of the company with thirty (30) days written notice.

3.2 Incentive Compensation.

3.2.1 Performance Bonus: Employee shall be entitled to a “Performance Bonus” equal up to one hundred percent (100%) of the Employee’s Base Salary. The amount of the Performance Bonus, if any, to be determined exclusively by the Board and its sole discretion based on various factors inclusive but not limited to general business conditions and Employee’s achievement of set goals/milestones (such goals/milestones to be communicated to the Employee no later than forty-five (45) days from the Effective Date). The Performance Bonus, if earned, to be paid to Employee the latter of thirty days from the Employee’ Anniversary date of thirty days from the Employee’s annual review.

3.2.2 Restricted Stock Grants: Subject to the approval and at the discretion of the Compensation Committee of the Company and the Board of Directors of the Company, provided that this Agreement has not been terminated, Employee shall be granted an award of a number of shares of restricted Common Stock of the Company (each, an “Incentive Award”) on a bi-annual basis (with such awards expected to be made on or about February 15 and August 15 of each year) based on his performance (i.e., achieving one or more goals/milestones). Each Incentive Award will vest as follows: (i) 1/3 will vest on the date of grant; (ii) 1/3 will vest on the first anniversary of the date of grant and (iii) 1/3 shall vest on the second anniversary of the date of grant. The Incentive Awards will be made within the following ranges, in the aggregate, for each such year:

2016 up to 140,000 shares but no less than 27,500 shares

2017 up to 125,000 shares but no less than 25,000 shares

2018 up to 125,000 shares but no less than 25,000 shares

2019 up to 125,000 shares but no less than 25,000 shares

2020 up to 125,000 shares but no less than 25,000 shares

In the event that more than fifty-one (51%) of the Company is sold through an acquisition or merger (“Liquidity Event”), the vesting of all of the granted but not yet vested shares shall accelerate on or before the date of the closing of the Liquidity Event.

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4. Employee Benefits

4.1 Benefit Program. During the duration of this Agreement, Employee shall be entitled to participate in and receive benefits made available now or hereafter to executive officers of the Company under all benefit programs, arrangements or perquisites of the Company including, but not limited to, pensions and other retirement plans, hospitalization, surgical, dental, major medical coverage and short and long term disability.

4.2 Vacation. During the duration of this Agreement, Employee shall be entitled to such vacation with pay during each year of his employment hereunder consistent with his position as an executive officer of the Company, but in no event less than three (3) weeks in any such calendar year (pro-rated as necessary for any partial calendar years); provided, however, that the vacation days taken do not interfere with the operations of the Company. Such vacation may be taken, in Employee’s discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Employee shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to take such vacation during any year of his employment hereunder. Vacation days may be accumulated from year to year only with the approval of the Company. Employee shall also be entitled to all paid holidays given by the Company to its executive officers.

5. Expenses. During the employment, the Company shall reimburse Employee upon presentation of appropriate vouchers or receipts and in accordance with the Company’s expense reimbursement policies for executive officers, for all reasonable travel and entertainment expenses (other than automobile expenses) incurred by Employee in connection with the performance of his duties under the Agreement.

6. Consequences of Termination of Employment

6.1 Termination of Employment of Employee by the Company for Cause. Nothing herein shall prevent the Company from terminating Employee’s employment under the Agreement for Cause (as defined below). In the event Employee is terminated for Cause, Employee shall not be paid any additional monies by the Company and his/her employment shall cease immediately.

The term “Cause”, as used herein, shall mean: (i) gross negligence in the performance of Employee’s duties under this Agreement; (ii) fraud, misappropriation, embezzlement or acts of similar dishonesty; (iii) conviction of a felony involving moral turpitude; (iv) illegal use of drugs or excessive use of alcohol in the workplace; (v) intentional and willful misconduct that may subject the Company to criminal or civil liability; (vi) breach of Employee’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (vii) willful disregard of Company policies and procedures; (viii) breach of any of the material terms of this Agreement; (ix) any material breach of the Employee’s ongoing obligation not to disclose confidential information and not to assign intellectual property developed during employment which, if capable of being cured, is not cured within ten (10) days after written notice there by the Board to the Employee; and (x) deliberate refusal to follow the instructions of the Board of Directors of the Company.

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Termination of employment of Employee pursuant to this Section 6.1 shall be made by delivery to Employee of a letter (electronic or otherwise) from the Company.

6.2 Termination of Employment Other than for Cause

(a) Termination. This Agreement may be terminated by either party upon thirty (30) days’ written notice to the other party (or sooner upon the parties’ mutual written consent).

(b) Severance. In the event that the Employee is terminated without Cause (including termination pursuant to Section 6.2(a)) or the Employee terminates his employment for Good Reason (as defined below), Employee shall receive severance as follows:

(i) if the date of termination is prior to the four month anniversary of the Effective Date (the “Four Month Anniversary”), Employee shall receive no severance;

(ii) if the date of termination is after the Four Month Anniversary but prior to the one year anniversary (the “One Year Anniversary”) of the Effective Date, the Company shall pay Employee severance equal to one third (1/3) of the Employee’s Base Salary (excluding any Incentive Compensation);

(iii) if the date of termination is on or after the One Year Anniversary but prior to the two year anniversary (the “Two Year Anniversary”) of the Effective Date, the Company shall pay Employee severance equal to one half (1/2) of the Employee’s then current Base Salary (excluding any Incentive Compensation); and

(iv) if the date of termination on or after the Two Years Anniversary , the Company shall pay Employee severance equal to one year of the Employee’s then-current Base Salary (excluding any Incentive Compensation).

The term “Good Reason”, as used herein, shall mean: a material diminution in the Employee’s base compensation or target bonus below the amount as of the Effective Date or as increased during the course of employment with the Company, excluding one or more reductions (totaling no more than forty percent (40%) in the aggregate) generally applicable to all senior executives provided, however, that such exclusion shall not apply if the material diminution in the Executive’s base compensation occurs within (A) sixty (60) days prior to the consummation of a Liquidity Event where such Liquidity Control was under consideration at the time of Employee’s date of voluntary termination occurs; or (B) any action or inaction that constitutes a material breach by the Company of this Agreement; provided, however, that for the Employee to be able to terminate his employment with the Company on account of Good Reason the Employee must provide notice of the occurrence of the event constituting Good Reason and his desire to terminate his employment with the Company on account of such within thirty (30) days following the initial existence of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, the Employee’s date of voluntary termination shall be the day immediately following the end of such thirty (30) day cure period.

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(c) If Employee terminates his employment voluntarily and without Good Reason, Employee shall be paid his unpaid Base Salary (but no Incentive Compensation) through the month in which the voluntary termination occurs.

(d) The Employee shall not be required to mitigate the amount of any severance and non-competition payment provided for under the Agreement by seeking other employment or otherwise.

7. Confidential Information and Company’s Intellectual Property/Non-Disclosure Agreements

7.1 The Employee agrees not to use, disclose or make accessible to any other person, a partnership, corporation of any other entity any Confidential Information (as defined below) pertaining to the business of the Company except: (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislature body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of the Agreement, “Confidential Information” shall mean nonpublic information concerning the Company’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, techniques, apparatuses, technologies, chemical compositions, mechanical designs, schematics, discoveries, processes, methods, trade secrets, marketing plans and other nonpublic, proprietary and confidential information of the Company, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements. In the event the Employee’s employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

7.2 The Employee agrees that any and all writings, inventions, improvements, processes, procedures and techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Employee shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Employee shall write and prepare all specifications and procedures and techniques regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or patent therefore and can secure such copyright or patent wherever possible, as well as reissues, renewals and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee shall not be entitled to any additional of special compensation or reimbursement regarding any and all such writings inventions, improvements, processes, procedures and techniques.

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The Employee shall be required to execute the Company’s Invention Assignment and Non-Disclosure Agreements to be provided by the Company.

7.3 The Employee and the Company agree that this covenant regarding confidential information is a reasonable covenant under the circumstances and further agree that if in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Employee agrees that any breach of the covenant contained in this Section 7 would irreparably injure the Company. Accordingly, the Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee for any court having jurisdiction over the matter, restraining any further violation of this Section 7.

7.4 The provisions of this Section 7 shall extend for the duration of this Agreement and at all times thereafter.

8. Non-Competition: Non-Solicitation.

8.1 The Employee agrees that during the Non-Competition Period (as defined in Section 8.4 below), without the prior written consent of the Company: (i) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, greater than five percent (5%) holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which is now or at the time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company (currently the development, manufacture and sale of diagnostic medical devices (inclusive of health and wellness diagnostic devices) and/or services– i.e. medical testing devices) that compete directly with the Company including, for these purposes, any business in which, at the termination of his employment, there was a bona fide intention on the part of the Company to engage in the future; and (ii) he shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company.

8.2 During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the six months immediately preceding such date of hiring or solicitation.

8.3 The Employee and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. The Employee agrees that any breach of the covenants contained in this Section 8 would irreparably injure the Company. Accordingly, the Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any other violation of this Section 8.

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8.4 The provisions of this Section 8 shall extend for the term of employment and survive the termination of the Agreement of one year from the date of such termination (herein referred to as the “Non-Competition Period”).

9. Indemnification. the Employee shall be entitled, at all times, to the benefit of the maximum indemnification and advancement of expenses available from time to time under the Corporation’s Articles of Incorporation and Bylaws, and if not set forth therein, to the maximum extent available under the laws of the Corporation’s state of incorporation.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one (1) day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

To the Company:	Akers Biosciences, Inc.,
201 Grove Road
Thorofare, NJ 08086
	Telephone:	(856) 848-8698
	Facsimile:	(856) 848-0269
	Attention:	Each member of the Board of Directors

To Employee:	John J. Gormally
80 Walsh Drive
Mahwah, New Jersey
	Telephone:	(201) 819-1052

11. Entire Agreement. The Agreement contains the entire Agreement between the parties hereto with respect to the matters contemplated herein. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

12. Binding Effect. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Employee. “Successors and Assigns” shall mean, in the case of the Company, a successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or Common Stock of the Company.

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13. No Assignment. Except as contemplated by Section 12 above, the Agreement shall not be assignable or otherwise transferable by either party.

14. Amendment of Modification: Wavier. No provisions of the Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing signed by Employee and by a officer of the Company thereunto duly authorized. Except as otherwise specifically provided in the Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

15. Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of the Agreement, or for a declaration of each party’s rights or obligations hereunder or to set aside any provisions hereof or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorney’s fees and disbursements.

16. Governing Law and Venue. The validity, interpretation, construction, performance and enforcement of the Agreement shall be governed by the internal laws of the State of New Jersey, without regard to its conflicts of law rules.

17. Titles. Titles to the Section in the Agreement are intended solely for convenience and no provision of the Agreement is to be construed by reference to the title of and Section.

18. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one Agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

19. Severability. Any term or provision of the Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of the Agreement or affecting the validity or enforceability of any of the terms and provisions of the Agreement in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed Agreement as of the day and year first set forth above.

AKERS BIOSCIENCES, INC.		EMPLOYEE

By:	/s/ Raymond F. Akers, Jr., PhD	/s/ John J. Gormally
	Raymond F. Akers, Jr., PhD	John J. Gormally
Executive Chairman

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